EXHIBIT 10.1.2

UNITED STATES LIME & MINERALS, INC.

2001 LONG-TERM INCENTIVE PLAN AS AMENDED AND RESTATED

FORM OF RESTRICTED STOCK AGREEMENT

AGREEMENT, dated as of _________ (the “Grant Date”), between UNITED STATES LIME & MINERALS, INC., a Texas corporation (the “Company”), and             (the “Employee”).

WHEREAS, the Compensation Committee of the Board of Directors (the “Committee”) has made a grant of Restricted Stock to the Employee on the Grant Date under the Company’s 2001 Long-Term Incentive Plan, as Amended and Restated (the “2001 Plan”), in furtherance of the purposes of the 2001 Plan and in recognition of the Employee’s service as an employee of the Company and/or its subsidiaries; and

WHEREAS, the Company desires to memorialize the grant of Restricted Stock and set forth the terms and conditions of such grant, and the Employee desires to memorialize his or her acceptance of such grant and the terms and conditions thereof, as set forth in this Restricted Stock Agreement (the “Agreement”).

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.Grant of Restricted Stock. The Company hereby confirms the grant, under the 2001 Plan, to the Employee on the Grant Date of            shares of Restricted Stock (the “Restricted Stock”). The Restricted Stock is subject to all of the terms and conditions set forth in this Agreement, including the restrictions set forth in Section 3. The Company has issued in the name of the Employee, as of         ,       shares of Common Stock, $0.10 par value (the “Common Stock”), granted as Restricted Stock. For purposes of this Agreement, the shares of Common Stock shall remain Restricted Stock until the expiration of the Restrictions (as defined in Section 3).

2.Incorporation of the 2001 Plan by Reference. The Restricted Stock has been granted to the Employee under the 2001 Plan, a copy of which has been previously provided to the Employee. All of the terms, conditions, and other provisions of the 2001 Plan are hereby incorporated by reference into this Agreement. Capitalized terms used in this Agreement but not defined herein shall have the same meanings as in the 2001 Plan. If there is any conflict between the provisions of this Agreement and the provisions of the 2001 Plan, the provisions of the 2001 Plan shall govern. The Employee hereby acknowledges such prior receipt of a copy of the 2001 Plan and acknowledges, accepts, and agrees to be bound by all of the terms and provisions thereof (as presently in effect or hereafter amended), including all rules, regulations, and Company obligations and policies adopted from time to time, including without limitation insider trading and compensation recovery policies, and all decisions and determinations of the Committee made from time to time thereunder.

3.Restrictions on Restricted Stock and Related Terms.

(a)Restrictions Generally. Until they lapse in accordance with Section 3(b), the following restrictions (the “Restrictions”) shall apply to the Restricted Stock: (1) the Restricted Stock shall be subject to a risk of forfeiture as set forth in Section 3(b) (the “Risk of Forfeiture”), and (2) the Employee shall not sell, transfer, assign, pledge, margin, or otherwise encumber or dispose of the Restricted Stock or any interest therein (except for transfers and forfeitures back to the Company). Upon issuance of shares of Common Stock representing the Restricted Stock in the name of the Employee as of the Grant Date, the Employee shall be entitled to receive dividends and distributions in respect of the Restricted Stock as provided in Section 3(d)(i), shall be entitled to vote the Restricted Stock on any matter submitted to a vote of holders of the Common Stock as provided in Section 3(d)(ii), and shall have all other rights in connection with the Restricted Stock as would a holder of the Common Stock, except as otherwise expressly provided under this Section 3 and subject to the Committee’s authority under the 2001 Plan and this Agreement.

(b)Risk of Forfeiture and Lapse of Restrictions. Unless otherwise determined by the Committee, if for any reason other than as a result of the Employee’s death or permanent disability, the Employee’s employment by the Company and its subsidiaries terminates prior to the lapse of the Restrictions, and immediately thereafter the Employee is not employed by the Company or any subsidiary of the Company, including but not limited to the Company’s sale, transfer, or other disposition of the subsidiary employing the Employee (the “Termination”), any Restricted Stock as to which the Restrictions have not lapsed at or before the time of such Termination (and any related property resulting therefrom subject to restrictions under Section 3(d)(i)) shall be forfeited at the time of such Termination and automatically repurchased by the Company upon the payment by the Company of $1.00 in the aggregate for the repurchase of all such Restricted Stock (and related property) being forfeited. Subject to earlier waiver and/or acceleration of the lapse of Restrictions by the Committee pursuant to Section 3(a)(iii) or 6(d)(ii) of the 2001 Plan or upon a Change of Control pursuant to Section 7(g) of the Plan, the Restrictions shall elapse as to the Restricted Stock (and related property) as follows (“Lapse Date”):                      . In the event of termination of employment as a result of the Employee’s death or permanent disability, the Restrictions shall lapse           .

(c)Certificates Representing Restricted Stock. (i) The Restricted Stock may be evidenced by one or more certificates for shares of Common Stock registered in the name of the Employee, which shall bear an appropriate legend referring to the terms, conditions, and Restrictions applicable hereunder in substantially the following form:

The shares of Common Stock represented by this certificate (the “Shares”) have been granted by United States Lime & Minerals, Inc. (the “Company”) as Restricted Stock under the Company’s 2001 Long-Term Incentive Plan, as Amended and Restated (the “2001 Plan”), and the Restricted Stock Agreement, dated as of                       (the “Agreement”), between the registered owner named hereon (the “Employee”) and the Company. Under the 2001 Plan and the Agreement, copies of which may be examined at the office of the Secretary of the Company, until lapse of the restrictions set forth in the

Agreement (subject to earlier waiver and/or acceleration in certain circumstances), the Employee shall not sell, transfer, assign, pledge, margin, or otherwise encumber or dispose of the Shares or any interest therein (except for transfers and forfeitures back to the Company), and the Employee shall forfeit the Shares back to the Company upon termination of the Employee’s employment with the Company and its subsidiaries in certain circumstances. The Shares are subject to certain other terms and conditions set forth in the Agreement.

Unless otherwise determined by the Company, certificates representing the Restricted Stock shall remain in the physical custody of the Secretary of the Company or his or her designee until such time as the Restrictions have lapsed (subject to earlier waiver and/or acceleration).

(ii) Alternatively, shares of Common Stock representing the Restricted Stock may be issued in uncertificated form registered in the name of the Employee. In such case, the Company shall cause the Company’s transfer agent to include notations of restrictions on its books comparable to those set forth above in the case of certificated Restricted Stock.

(iii) In all events, the Restricted Stock shall be subject to such additional stop-transfer orders and other restrictive measures as the Company shall deem necessary or advisable to implement the Restrictions and to comply with federal and state securities laws, the rules and regulations thereunder, and the rules of the Nasdaq Stock Market or any other national securities exchange on which the Common Stock is then listed.

(d)Dividends and Distributions; Voting Rights. (i) The Employee shall be entitled to receive dividends and distributions payable in respect of the shares of Common Stock representing the Restricted Stock if and to the extent that the Employee is the record owner of such Restricted Stock on any record date for such a dividend or distribution and has not forfeited such Restricted Stock on or before the payment date for such dividend or distribution. In the event of a cash dividend or distribution on the Common Stock which is not a special, large, and nonrecurring dividend or distribution (as determined by the Committee), such dividend or distribution shall be paid in cash to the Employee free of the Restrictions. Pursuant to Sections 4(c) and 6(d)(iv) of the 2001 Plan, the shares of Restricted Stock shall be subject to adjustment as follows: In the event of a special, large, and nonrecurring cash dividend or distribution payable on the Common Stock, the Company shall retain the amount of such cash dividend and, in lieu of delivery thereof, shall grant to the Employee additional shares of Restricted Stock having a fair market value (as determined by the Committee) at the payment date of such dividend or distribution equal to the amount of cash paid as a dividend or distribution on each share of Common Stock multiplied by the number of shares of the Employee’s Restricted Stock in respect of which such cash was dividended or distributed. Such additional shares of Restricted Stock shall be subject to the same Restrictions and to such other terms and conditions as applied to the Restricted Stock in respect of which such cash was dividended or distributed. In the event of any non-cash dividend or distribution in the form of property other than Common Stock payable on the Common Stock (including shares of a subsidiary of the Company distributed in a spin-off), the Company shall retain in its custody the property so dividended or distributed in respect of the Employee’s Restricted Stock, which property shall be subject to the same Restrictions and to such other terms and conditions as applied to the Restricted Stock in respect of which such property was dividended or distributed. To the greatest extent practicable, such property shall be treated the same as such Restricted Stock in respect of which the property was dividended or distributed, including in the event of any dividends or distributions paid in respect of such property or with respect to the placement of any legend or restrictions on certificates or other records representing such property. In the event of a dividend or distribution in the form of shares of Common Stock or split-up of shares, the shares of Common Stock issued or delivered as such dividend or distribution or resulting from such split-up in respect of the Restricted Stock shall be deemed to be additional shares of Restricted Stock and shall be subject to the same Restrictions and to such other terms and conditions as applied to the Restricted Stock in respect of which such dividend or distribution was paid or which was subject to such split-up.

(ii) The Employee shall have the right to vote the Restricted Stock if and to the extent that the Employee is the record owner of such Restricted Stock on the record date for such vote.

(e)Effect of Lapse of Restrictions. Upon lapse of the Restrictions on any Restricted Stock, the shares of Common Stock previously issued in the name of the Employee as such Restricted Stock shall no longer be deemed to be Restricted Stock, and the Company shall, subject to the satisfactory payment of any federal, state, local, and foreign taxes or other amounts referred to in Section 4 below, cause the Restrictions to be removed from such shares, and the shares shall be regular shares of Common Stock.

(f)Stock Powers. The Employee shall deliver to the Secretary of the Company, at the time of execution of this Agreement and/or at such other time or times as he or she may request, one or more executed stock powers for each traunch of Restricted Stock having a different Lapse Date, in the form attached hereto as Exhibit A or such other form as may be specified by him or her, authorizing the transfer of the Restricted Stock back to the Company upon forfeiture, and the Employee shall take such other steps or perform such other actions as may be requested by the Secretary to effect the transfer of any forfeited Restricted Stock (together with any related property subject to restrictions under Section 3(d)(i)) back to the Company.

4.Taxes. Section 8(d) of the 2001 Plan shall govern withholding and other tax arrangements with respect to the obligation to satisfy the applicable requirements of federal, state, local, and foreign tax law to withhold taxes or other amounts with respect to the grant of the Restricted Stock or the expiration of the Restrictions applicable to the Restricted Stock (and any related property subject to restrictions under Section 3(d)(i)). Unless the Employee makes other timely arrangements, the Employee shall surrender to the Company shares of Common Stock representing Restricted Stock (and related property) upon the expiration of the Restrictions on such Restricted Stock (and related property) in satisfaction of applicable tax withholding and other requirements. In the event that the Employee files, under Section 83(b) of the Code, an election to be taxed upon his or her grant of the Restricted Stock as the receipt of ordinary income at the date of grant of the Restricted Stock, the Employee shall at the time of such filing notify the Company of the making of such election, furnish a copy of the notice to the Company, and make timely arrangements to satisfy applicable tax withholding and other requirements other than through the surrender of the Restricted Stock.

5.Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflicts of laws, and applicable federal law.

6.Miscellaneous. This Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties. This Agreement and the 2001 Plan constitute the entire agreement between the parties with respect to the Restricted Stock, and supersede any prior agreements or documents with respect thereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

EMPLOYEE:	UNITED STATES LIME & MINERALS, INC.

By:

Address:

3

EXHIBIT A

STOCK POWER

FOR VALUE RECEIVED, the undersigned hereby sells, assigns, and transfers unto United States Lime & Minerals, Inc.       shares of Common Stock, $0.10 par value per share (the “Common Stock”), of United States Lime & Minerals, Inc., a Texas corporation (the “Company”), presently subject to restrictions pursuant to that certain Restricted Stock Agreement, dated as of                , registered in the name of the undersigned on the books and records of the Company, and does hereby irrevocably constitute and appoint Michael L. Wiedemer and M. Michael Owens, and each of them, attorneys to transfer such shares of Common Stock on the books of the Company back to the Company upon the forfeiture of the Common Stock, with full power of substitution in the premises.

Date: ________________________________________________